News Release	The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202

P&G ANNOUNCES FISCAL YEAR 2025 THIRD QUARTER RESULTS
Net Sales -2%; Organic Sales +1%
Diluted EPS and Core EPS $1.54, each +1%
UPDATES FISCAL YEAR SALES and EPS GUIDANCE
MAINTAINS CASH RETURN GUIDANCE
CINCINNATI, April 24, 2025 - The Procter & Gamble Company (NYSE:PG) reported third quarter fiscal year 2025 net sales of $19.8 billion, a decrease of two percent versus the prior year. Organic sales, which excludes the impacts of foreign exchange and acquisitions and divestitures, increased one percent versus the prior year. Diluted and core net earnings per share were $1.54, each an increase of 1% versus prior year.
Operating cash flow was $3.7 billion, and net earnings were $3.8 billion for the quarter. Adjusted free cash flow productivity was 75%. Adjusted free cash flow productivity is calculated as operating cash flow less capital spending, as a percentage of net earnings. The Company returned $3.8 billion of cash to shareowners via $2.4 billion of dividend payments and $1.4 billion of share repurchases. The dividend increase announced earlier this month marks the 69th consecutive year that P&G has increased its dividend and the 135th consecutive year that P&G has paid a dividend since its incorporation in 1890.

Third Quarter ($ billions, except EPS)
GAAP	2025	2024	% Change	Non-GAAP*	2025	2024	% Change
Net Sales	19.8	20.2	(2)%	Organic Sales	n/a	n/a	1%
Diluted EPS	1.54	1.52	1%	Core EPS	1.54	1.52	1%
*Please refer to Exhibit 1 - Non-GAAP Measures for the definition and reconciliation of these measures to the related GAAP measures.
“We delivered modest organic sales and EPS growth this quarter in a challenging and volatile consumer and geopolitical environment,” said Jon Moeller, Chairman of the Board, President and Chief Executive Officer. “We’re making appropriate adjustments to our near-term outlook to reflect underlying market conditions while remaining confident in the longer-term growth prospects for our brands and the markets where we compete. We remain committed to our integrated growth strategy of a focused product portfolio of daily use categories where performance drives brand choice, superiority — across product performance, packaging, brand communication, retail execution and consumer and customer value — productivity, constructive disruption and an agile and accountable organization. We’re maintaining investments in superior innovation across price tiers to improve value for consumers and drive category growth.”

January - March Quarter Discussion
Net sales in the third quarter of fiscal year 2025 were $19.8 billion, a two percent decrease versus the prior year. Organic sales, which exclude the impacts of foreign exchange and acquisitions and divestitures, increased one percent driven by higher pricing. Mix and organic volume had a neutral impact on sales for the quarter.

January - March 2025	Volume	Foreign Exchange	Price	Mix	Other (2)	Net Sales	Organic Volume	Organic Sales
Net Sales Drivers (1)
Beauty	—%	(3)%	3%	(2)%	—%	(2)%	1%	2%
Grooming	1%	(4)%	2%	—%	(1)%	(2)%	1%	3%
Health Care	(1)%	(3)%	1%	3%	—%	—%	(1)%	4%
Fabric & Home Care	(1)%	(2)%	—%	—%	—%	(3)%	—%	—%
Baby, Feminine & Family Care	(2)%	(2)%	—%	1%	(1)%	(4)%	(2)%	(1)%
Total P&G	(1)%	(2)%	1%	—%	—%	(2)%	—%	1%
(1)Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.
(2)Other includes the sales mix impact from acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales.
•Beauty segment organic sales increased two percent versus year ago. Hair Care organic sales was unchanged as increased pricing in Latin America and North America and favorable premium product mix were offset by volume declines primarily in Greater China. Personal Care organic sales increased high single digits driven by innovation-driven volume growth, partially offset by negative impacts from geographic mix. Skin Care organic sales declined low single digits due to volume declines and unfavorable geographic mix, partially offset by increased pricing primarily in Greater China.
•Grooming segment organic sales increased three percent versus year ago behind volume growth and higher pricing primarily in Latin America, Europe and North America.
•Health Care segment organic sales increased four percent versus year ago. Oral Care organic sales increased low single digits driven by product mix from premium innovation, partially offset by volume declines. Personal Health Care organic sales increased high single digits due to volume growth and increased pricing, primarily in Latin America and Europe.
•Fabric and Home Care segment organic sales were unchanged versus year ago. Fabric Care organic sales were unchanged. Home Care organic sales decreased low single digits driven by volume declines, partially offset by favorable premium product mix.

•Baby, Feminine and Family Care segment organic sales decreased one percent versus year ago. Baby Care organic sales decreased low single digits due to volume declines, partially offset by favorable geographic and product mix. Feminine Care organic sales were unchanged as favorable geographic mix was offset by volume declines. Family Care organic sales decreased low single digits driven by volume declines, unfavorable product mix and merchandising investments.
Diluted and core net earnings per share each increased by 1% to $1.54. Currency-neutral core EPS was up 3% versus the prior year core EPS.
Reported gross margin for the quarter decreased 20 basis points versus the prior year. Core gross margin for the quarter decreased 30 basis points versus the prior year and on a currency-neutral basis decreased 10 basis points. Benefits from gross productivity savings of 160 basis points and increased pricing of 30 basis points were more than fully offset by 120 basis points of unfavorable mix, 40 basis points of product reinvestments, 30 basis points of unfavorable commodity costs and 10 basis points of rounding and other items.
Reported and core selling, general and administrative expense (SG&A) as a percentage of sales declined 120 basis points versus year ago and declined 100 basis points on a currency-neutral basis. The decline was driven by 120 basis points of productivity savings, which includes adjustments to expected variable compensation payouts, partially offset by 20 basis points of reinvestments and other items.
Reported and core operating margin for the quarter increased 90 basis points versus the prior year and increased 100 basis points on a currency-neutral basis. Core operating margin included gross productivity savings of 280 basis points.
Fiscal Year 2025 Guidance
P&G now expects all-in sales for fiscal 2025 to be approximately in-line with the prior year and organic sales growth of approximately two percent versus the prior year.
The Company updated fiscal 2025 diluted net earnings per share growth guidance to be in the range of 6% to 8% versus fiscal 2024 diluted net EPS of $6.02. P&G now expects fiscal 2025 core earnings per share growth to be in the range of $6.72 to $6.82 per share, which equates to two to four percent growth versus fiscal 2024 core EPS of $6.59.

P&G continues to expect a commodity cost headwind of approximately $200 million after tax for fiscal 2025. The Company now expects unfavorable foreign exchange rates will be a headwind of approximately $200 million after tax. Collectively these impacts are a headwind of $0.16 per share.
The Company is guiding for a modest headwind from net interest income and expense in fiscal year 2025. In addition, the prior fiscal year included benefits from minor brand divestitures that are unlikely to repeat to the same extent in fiscal year 2025. Combined, these are roughly a $0.04 headwind to core EPS.
The Company is unable to reconcile its forward-looking non-GAAP cash flow and tax rate measures without unreasonable efforts given the unpredictability of the timing and amounts of discrete items, such as acquisitions, divestitures, or impairments, which could significantly impact GAAP results.
P&G now expects a core effective tax rate for fiscal 2025 approximately in-line with the prior year.
Capital spending is estimated to be in the range of four to five percent of fiscal 2025 net sales.
P&G continues to expect adjusted free cash flow productivity of 90% and expects to pay around $10 billion in dividends and to repurchase $6 to $7 billion of common shares in fiscal 2025.

Forward-Looking Statements
Certain statements in this release, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "strategy," "future," "opportunity," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result" and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, except to the extent required by law.
Risks and uncertainties to which our forward-looking statements are subject include, without limitation: (1) the ability to successfully manage global financial risks, including foreign currency fluctuations, currency exchange, pricing controls or tariffs; (2) the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow the Company to effect the expected share repurchases and dividend payments; (3) the ability to successfully manage uncertainties related to changing political and geopolitical conditions and potential implications such as exchange rate fluctuations, market contraction, boycotts, sanctions, tariffs or other trade controls; (4) the ability to manage disruptions in credit markets or to our banking partners or changes to our credit rating; (5) the ability to maintain key manufacturing and supply arrangements (including execution of supply chain optimizations and sole supplier and sole manufacturing plant arrangements) and to manage disruption of business due to various factors, including ones outside of our control, such as natural disasters, acts of war or terrorism or disease outbreaks; (6) the ability to successfully manage cost fluctuations and pressures, including prices of commodities and raw materials and costs of labor, transportation, energy, pension and healthcare; (7) the ability to compete with our local and global competitors in new and existing sales channels, including by successfully responding to competitive factors such as prices, promotional incentives and trade terms for products; (8) the ability to manage and maintain key customer relationships; (9) the ability to protect our reputation and brand equity by successfully managing real or perceived issues, including concerns about safety, quality, ingredients, efficacy, packaging content, supply chain practices or similar matters that may arise; (10) the ability to successfully manage the financial, legal, reputational and operational risk associated with third-party relationships, such as our suppliers, contract manufacturers, distributors, contractors and external business partners; (11) the ability to rely on and maintain key company and third-party information and operational technology systems, networks and services and maintain the security and functionality of such systems, networks and services and the data contained therein; (12) the ability to successfully manage the demand, supply and operational challenges, as well as governmental responses or mandates, associated with a disease outbreak, including epidemics, pandemics or similar widespread public health concerns; (13) the ability to stay on the leading edge of innovation, obtain necessary intellectual property protections and successfully respond to changing consumer habits, evolving digital marketing and selling platform requirements and technological advances attained by, and patents granted to, competitors; (14) the ability to successfully manage our ongoing acquisition, divestiture and joint venture activities, in each case to achieve the Company's overall business strategy and financial objectives, without impacting the delivery of base business objectives; (15) the ability to successfully achieve productivity improvements and cost savings and manage ongoing organizational changes while successfully identifying, developing and retaining key employees, including in key growth markets where the availability of skilled or experienced employees may be limited; (16) the ability to successfully manage current and expanding regulatory and legal requirements and matters (including, without limitation, those laws and regulations involving product liability, product and packaging composition, manufacturing processes, intellectual property, labor and employment, antitrust, privacy, cybersecurity and data protection, artificial intelligence, tax, the environment, due diligence, risk oversight, accounting and financial reporting) and to resolve new and pending matters within current estimates; (17) the ability to manage changes in applicable tax laws and regulations; and (18) the ability to successfully achieve our ambition of reducing our greenhouse gas emissions and delivering progress towards our environmental sustainability priorities. For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit https://www.pg.com for the latest news and information about P&G and its brands. For other P&G news, visit us at https://www.pg.com/news.
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P&G Media Contacts:
Wendy Kennedy, 513.780.7212
Henry Molski, 513.505.3587
P&G Investor Relations Contact:
John Chevalier, 513.983.9974

Category: PG-IR

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
Consolidated Earnings Information
	Three Months Ended March 31
Amounts in millions except per share amounts	2025	2024	% Chg
NET SALES	$19,776	$20,195	(2)%
Cost of products sold	9,694	9,855	(2)%
GROSS PROFIT	10,081	10,340	(3)%
Selling, general and administrative expense	5,524	5,880	(6)%
OPERATING INCOME	4,558	4,460	2%
Interest expense	(217)	(233)	(7)%
Interest income	111	104	7%
Other operating income, net	210	260	(19)%
EARNINGS BEFORE INCOME TAXES	4,661	4,592	2%
Income taxes	868	812	7%
NET EARNINGS	3,793	3,781	—%
Less: Net earnings attributable to noncontrolling interests	23	27	(15)%
NET EARNINGS ATTRIBUTABLE TO PROCTER & GAMBLE	$3,769	$3,754	—%

EFFECTIVE TAX RATE	18.6%	17.7%

NET EARNINGS PER COMMON SHARE (1)
Basic	$1.58	$1.56	1%
Diluted	$1.54	$1.52	1%

DIVIDENDS PER COMMON SHARE	$1.0065	$0.9407
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,449.8	2,472.0

COMPARISONS AS A % OF NET SALES			Basis Pt Chg
Gross profit	51.0%	51.2%	(20)
Selling, general and administrative expense	27.9%	29.1%	(120)
Operating income	23.0%	22.1%	90
Earnings before income taxes	23.6%	22.7%	90
Net earnings	19.2%	18.7%	50
Net earnings attributable to Procter & Gamble	19.1%	18.6%	50
(1)Basic net earnings per common share and Diluted net earnings per common share are calculated on Net earnings attributable to Procter & Gamble.
Certain columns and rows may not add due to rounding.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
Consolidated Earnings Information
	Three Months Ended March 31, 2025
Amounts in millions	Net Sales	% Change Versus Year Ago	Earnings/(Loss) Before Income Taxes	% Change Versus Year Ago	Net Earnings/(Loss)	% Change Versus Year Ago
Beauty	$3,490	(2)%	$684	(9)%	$539	(8)%
Grooming	1,505	(2)%	404	7%	321	6%
Health Care	2,880	—%	734	7%	569	8%
Fabric & Home Care	6,948	(3)%	1,642	(3)%	1,285	(1)%
Baby, Feminine & Family Care	4,755	(4)%	1,150	(11)%	880	(12)%
Corporate	198	N/A	48	N/A	200	N/A
Total Company	$19,776	(2)%	$4,661	2%	$3,793	—%

	Three Months Ended March 31, 2025
Net Sales Drivers (1)	Volume	Organic Volume	Foreign Exchange	Price	Mix	Other (2)	Net Sales
Beauty	—%	1%	(3)%	3%	(2)%	—%	(2)%
Grooming	1%	1%	(4)%	2%	—%	(1)%	(2)%
Health Care	(1)%	(1)%	(3)%	1%	3%	—%	—%
Fabric & Home Care	(1)%	—%	(2)%	—%	—%	—%	(3)%
Baby, Feminine & Family Care	(2)%	(2)%	(2)%	—%	1%	(1)%	(4)%
Total Company	(1)%	—%	(2)%	1%	—%	—%	(2)%
(1)Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.
(2)Other includes the sales mix impact from acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales.
Certain columns and rows may not add due to rounding.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
	Nine Months Ended March 31
Amounts in millions	2025	2024
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	$9,482	$8,246
OPERATING ACTIVITIES
Net earnings	12,439	11,830
Depreciation and amortization	2,124	2,135
Share-based compensation expense	364	433
Deferred income taxes	183	(206)
Loss/(gain) on sale of assets	782	(51)
Indefinite-lived intangible asset impairment charge	—	1,341
Change in accounts receivable	(79)	(692)
Change in inventories	(409)	(47)
Change in accounts payable and accrued and other liabilities	(1,666)	56
Change in other operating assets and liabilities	(1,125)	(1,196)
Other	218	490
TOTAL OPERATING ACTIVITIES	12,832	14,092
INVESTING ACTIVITIES
Capital expenditures	(2,777)	(2,539)
Proceeds from asset sales	64	77
Acquisitions, net of cash acquired	(11)	(21)
Other investing activity	(33)	(503)
TOTAL INVESTING ACTIVITIES	(2,755)	(2,986)
FINANCING ACTIVITIES
Dividends to shareholders	(7,319)	(6,863)
Additions to short-term debt with original maturities of more than three months	5,905	2,961
Reductions in short-term debt with original maturities of more than three months	(3,781)	(7,523)
Net additions/(reductions) to other short-term debt	(543)	2,331
Additions to long-term debt	995	1,598
Reductions in long-term debt	(1,478)	(2,335)
Treasury stock purchases	(5,800)	(3,490)
Impact of stock options and other	1,601	965
TOTAL FINANCING ACTIVITIES	(10,420)	(12,356)
EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(22)	(168)
CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(365)	(1,418)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$9,116	$6,828
Certain columns and rows may not add due to rounding.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
Amounts in millions	March 31, 2025	June 30, 2024
Cash and cash equivalents	$9,116	$9,482
Accounts receivable	6,139	6,118
Inventories	7,400	7,016
Prepaid expenses and other current assets	1,780	2,095
TOTAL CURRENT ASSETS	24,435	24,709
Property, plant and equipment, net	22,728	22,152
Goodwill	40,476	40,303
Trademarks and other intangible assets, net	21,836	22,047
Other noncurrent assets	13,508	13,158
TOTAL ASSETS	$122,984	$122,370

Accounts payable	$14,512	$15,364
Accrued and other liabilities	9,847	11,073
Debt due within one year	9,889	7,191
TOTAL CURRENT LIABILITIES	34,248	33,627
Long-term debt	24,252	25,269
Deferred income taxes	6,481	6,516
Other noncurrent liabilities	5,458	6,398
TOTAL LIABILITIES	70,439	71,811
TOTAL SHAREHOLDERS' EQUITY	52,545	50,559
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$122,984	$122,370

Certain columns and rows may not add due to rounding.

The Procter & Gamble Company
Exhibit 1: Non-GAAP Measures
The following provides definitions of the non-GAAP measures used in Procter & Gamble's April 24, 2025 earnings release and the reconciliation to the most closely related GAAP measures. We believe that these measures provide useful perspective on underlying business trends (i.e., trends excluding non-recurring or unusual items) and results and provide a supplemental measure of period-to-period results. The non-GAAP measures described below are used by management in making operating decisions, allocating financial resources and for business strategy purposes. These measures may be useful to investors, as they provide supplemental information about business performance and provide investors a view of our business results through the eyes of management. Certain of these measures are also used to evaluate senior management and are a factor in determining their at-risk compensation. These non-GAAP measures are not intended to be considered by the user in place of the related GAAP measures but rather as supplemental information to our business results. These non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items or events being adjusted. The Company is not able to reconcile its forward-looking non-GAAP cash flow and tax rate measures because the Company cannot predict the timing and amounts of discrete items such as acquisition and divestitures, which could significantly impact GAAP results. Note that certain columns and rows may not add due to rounding.
The Core earnings measures included in the following reconciliation tables refer to the equivalent GAAP measures adjusted as applicable for the following item:
•Incremental restructuring: The Company has historically had an ongoing level of restructuring activities of approximately $250 - $500 million before tax. In the fiscal year ended June 30, 2024, the Company started a limited market portfolio restructuring of its business operations, primarily in certain Enterprise Markets, including Argentina and Nigeria, to address challenging macroeconomic and fiscal conditions. During the period ended September 30, 2024, the Company completed this limited market portfolio restructuring with the substantial liquidation of its operations in Argentina. The adjustment to Core earnings includes the restructuring charges that exceed the normal, recurring level of restructuring charges.
We do not view the above item to be part of our sustainable results, and its exclusion from core earnings measures provides a more comparable measure of year-on-year results. This item is also excluded when evaluating senior management in determining their at-risk compensation.
Organic sales growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions and divestitures and foreign exchange from year-over-year comparisons. We believe this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. This measure is used in assessing the achievement of management goals for at-risk compensation.
Core EPS and Currency-neutral Core EPS: Core earnings per share, or Core EPS, is a measure of diluted net earnings per common share (diluted EPS) adjusted for items as indicated. Currency-neutral Core EPS is a measure of the Company's Core EPS excluding the incremental current year impact of foreign exchange. Management views these non-GAAP measures as useful supplemental measures of Company performance over time.
Core gross margin and Currency-neutral Core gross margin: Core gross margin is a measure of the Company's gross margin adjusted for items as indicated. Currency-neutral Core gross margin is a measure of the Company's Core gross margin excluding the incremental current year impact of foreign exchange. Management believes these non-GAAP measures provide a supplemental perspective to the Company’s operating efficiency over time.
Core selling, general and administrative (SG&A) expense as a percentage of sales and Currency-neutral Core SG&A expense as a percentage of sales: Core SG&A expense as a percentage of sales is a measure of the Company's selling, general and administrative expense as a percentage of net sales adjusted for items as indicated. Currency-neutral Core SG&A expense as a percentage of sales is a measure of the Company's Core selling, general and administrative expense as a percentage of net sales excluding the incremental current year impact of foreign exchange. Management believes these non-GAAP measures provide a supplemental perspective to the Company's operating efficiency over time.
Core operating margin and Currency-neutral Core operating margin: Core operating margin is a measure of the Company's operating margin adjusted for items as indicated. Currency-neutral Core operating margin is a measure of the Company's Core operating margin excluding the incremental current year impact of foreign exchange. Management believes these non-GAAP measures provide a supplemental perspective to the Company’s operating efficiency over time.
Adjusted free cash flow: Adjusted free cash flow is defined as operating cash flow less capital expenditures. Adjusted free cash flow represents the cash that the Company is able to generate after taking into account planned maintenance and asset expansion. We view adjusted free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends, share repurchases, acquisitions and other discretionary investments.
Adjusted free cash flow productivity: Adjusted free cash flow productivity is defined as the ratio of adjusted free cash flow to net earnings. We view adjusted free cash flow productivity as a useful measure to help investors understand P&G’s ability to generate cash. Adjusted free cash flow productivity is used by management in making operating decisions, in allocating financial resources and for budget planning purposes. This measure is also used in assessing the achievement of management goals for at-risk compensation.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES Reconciliation of Non-GAAP Measures
	Three Months Ended March 31, 2025	Three Months Ended March 31, 2024
Amounts in millions except per share amounts	As Reported (GAAP)	As Reported (GAAP)	Incremental Restructuring	Core (Non-GAAP)
Cost of products sold	$9,694	$9,855	$(13)	$9,842
Gross profit	10,081	10,340	13	10,353
Gross margin	51.0%	51.2%	0.1%	51.3%
Currency impact to gross margin	0.2%
Currency-neutral gross margin	51.2%
Selling, general and administrative expense	5,524	5,880	3	5,883
Selling, general and administrative expense as a % of net sales	27.9%	29.1%	—%	29.1%
Currency impact to selling, general and administrative expense as a % of net sales	0.2%
Currency-neutral selling, general and administrative expense as a % of net sales	28.1%
Operating income	4,558	4,460	10	4,471
Operating margin	23.0%	22.1%	—%	22.1%
Currency impact to operating margin	—%
Currency-neutral operating margin	23.1%
Income taxes	868	812	—	812
Net earnings attributable to P&G	3,769	3,754	10	3,763
				Core EPS
Diluted net earnings per common share (1)	$1.54	$1.52	$—	$1.52
Currency impact to earnings	$0.03
Currency-neutral EPS	$1.57
Diluted weighted average common shares outstanding	2,449.8	2,472.0
Common shares outstanding - March 31, 2025	2,344.5
(1) Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

CHANGE IN CURRENT YEAR REPORTED (GAAP) MEASURES VERSUS PRIOR YEAR NON-GAAP (CORE) MEASURES (1)
Core gross margin	(30)	BPS
Currency-neutral Core gross margin	(10)	BPS
Core selling, general and administrative expense as a % of net sales	(120)	BPS
Currency-neutral Core selling, general and administrative as a % of net sales	(100)	BPS
Core operating margin	90	BPS
Currency-neutral Core operating margin	100	BPS
Core EPS	1%
Currency-neutral Core EPS	3%
(1) Change versus year ago is calculated based on As Reported (GAAP) values for the three months ended March 31, 2025, versus the Non-GAAP values for the three months ended March 31, 2024.
Certain columns and rows may not add due to rounding.

Organic sales growth:

January - March 2025	Net Sales Growth	Foreign Exchange Impact	Acquisition & Divestiture Impact/Other (1)	Organic Sales Growth
Beauty	(2)%	3%	1%	2%
Grooming	(2)%	4%	1%	3%
Health Care	—%	3%	1%	4%
Fabric & Home Care	(3)%	2%	1%	—%
Baby, Feminine & Family Care	(4)%	2%	1%	(1)%
Total Company	(2)%	2%	1%	1%
(1)Acquisition & Divestiture Impact/Other includes the volume and mix impact of acquisitions and divestitures and rounding impacts necessary to reconcile net sales to organic sales.

Total Company	Net Sales Growth	Combined Foreign Exchange & Acquisition/Divestiture Impact/Other (1)	Organic Sales Growth
FY 2025 (Estimate)	—%	+2%	+2%
(1)Combined Foreign Exchange & Acquisition/Divestiture Impact/Other includes foreign exchange impacts, the volume and mix impact of acquisitions and divestitures and rounding impacts necessary to reconcile net sales to organic sales.
Core EPS growth:

Total Company	Diluted EPS Growth	Impact of Incremental Non-Core Items (1)	Core EPS Growth
FY 2025 (Estimate)	+6% to +8%	-4%	+2% to +4%
(1)Includes the impact of Gillette indefinite-lived intangible asset impairment charge and incremental non-core restructuring charges incurred in fiscal 2024 and the impact of incremental non-core restructuring charges including the limited market portfolio restructuring with the substantial liquidation of its operations in Argentina in fiscal 2025.
Adjusted free cash flow (dollar amounts in millions):

Three Months Ended March 31, 2025
Operating Cash Flow	Capital Spending	Adjusted Free Cash Flow
$3,705	$(859)	$2,846
Adjusted free cash flow productivity (dollar amounts in millions):

Three Months Ended March 31, 2025
Adjusted Free Cash Flow	Net Earnings	Adjusted Free Cash Flow Productivity
$2,846	$3,793	75%
Certain columns and rows may not add due to rounding.